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                                                                   Exhibit 3.7.1


                       CERTIFICATE OF LIMITED PARTNERSHIP

                                       OF

                            FOSTER GRANT GROUP, L.P.

         This Certificate of Limited Partnership of FOSTER GRANT GROUP, L.P. (the "Limited Partnership") is being executed by the undersigned for the purpose of forming a limited partnership pursuant to the Delaware Revised Uniform Limited Partnership Act.

         1. The name of the limited partnership is: Foster Grant Group, L.P.

         2. The address of the registered office of the limited partnership in Delaware is 32 Loockerman Square, Suite L-100, Dover, Delaware 19904. The limited partnership's registered agent at that address is The Prentice-Hall Corporation System, Inc.

         3.       The names and addresses of the general partner is:

         NAME                               ADDRESS
         ----                               -------

         Bonneau General, Inc.              32 Loockerman Square,
                                            Suite L-100
                                            Dover, Delaware  19904

         IN WITNESS WHEREOF, the undersigned, constituting all of the general partners of the Partnership, have caused this Certificate of Limited Partnership to be duly executed as of the 23rd day of December, 1994.


                                     BONNEAU GENERAL, INC.



                                     By:  /S/ Peter H. Trembath
                                        ------------------------
                                        Name: Peter H. Trembath
                                        Title: Secretary